HomeTrust Bancshares, Inc. Reports Financial Results For The First Quarter Of Fiscal 2018

ASHEVILLE, N.C., October 30, 2017 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income of $5.6 million for the quarter ended September 30, 2017, a $1.7 million, or 45.6% increase over net income of $3.8 million for the same period a year ago. The Company's diluted earnings per share increased $0.08, or 36.4% to $0.30 for the three months ended September 30, 2017 compared to $0.22 per share for the same period in fiscal 2017. The increase in net income largely reflects the acquisition of TriSummit Bancorp, Inc. and its wholly-owned subsidiary TriSummit Bank ("TriSummit") effective January 1, 2017 and additional increases in net interest income from organic loan growth.

For the quarter ended September 30, 2017 compared to the corresponding quarter in the previous year:

•	commercial loan portfolio originations increased $87.1 million, or 113.1% from $77.0 million to $164.1 million;

•	retail loan portfolio originations increased $5.8 million, or 7.8% from $74.6 million to $80.4 million; and

•	organic net loan growth, which excludes loans acquired through acquisitions and purchases of home equity lines of credit ("HELOCs"), was $43.2 million or 7.9% annualized.

“Our solid performance this quarter continues to demonstrate the successful execution of our strategic plan,” said Dana Stonestreet, Chairman, President, and CEO. “Our strong growth in loans and core deposits along with increased noninterest income and disciplined expense management have led to positive trends across all of our performance ratios. I could not be more proud of the HomeTrust team that continues to capitalize on the momentum in our new growing urban markets that is transforming HomeTrust from a rural mutual savings bank to a regional commercial bank. The cumulative impact of our team's work over the past five years has positioned the Bank to make fiscal 2018 an inflection point for our financial performance and stockholder returns."

Income Statement Review

Net interest income was $24.6 million for the quarter ended September 30, 2017 compared to $21.1 million for the comparative quarter in fiscal 2017. The $3.4 million, or 16.3% increase was primarily due to a $5.1 million increase in interest income driven by an increase in average-interest earning assets. Average interest-earning assets increased $391.6 million, or 15.5% to $2.9 billion for the quarter ended September 30, 2017 compared to $2.5 billion for the corresponding quarter in fiscal 2017. The average balance of loans receivable for the quarter ended September 30, 2017 increased $513.4 million, or 27.8% due to the TriSummit acquisition and increased organic net loan growth, which was mainly funded by the cumulative decrease of $121.8 million, or 17.9% in average interest-earning deposits with banks, securities available for sale, and other interest-earning assets, an increase in average deposits of $256.0 million, or 14.2%, and an increase in average Federal Home Loan Bank ("FHLB") borrowings of $134.2 million, or 25.1% as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended September 30, 2017 and 2016 was 3.44%. We continue to utilize our leveraging strategy, where additional short-term FHLB borrowings are invested in various short-term liquid assets to generate additional net interest income, as well as increased dividend income from the required purchase of additional FHLB stock. During the three months ended September 30, 2017 our leveraging strategy produced an additional $967,000 in interest income at an average yield of 1.58%, while the average cost of the borrowings was 1.18%, resulting in approximately $245,000 in net interest income. During the same quarter in the prior fiscal year, our leveraging strategy produced an additional $999,000 in interest income at an average yield of 1.01%, while the average cost of the borrowings was 0.42%, resulting in approximately $589,000 in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.72% and 3.97% for the quarters ended September 30, 2017 and 2016, respectively.

Total interest income increased $5.1 million, or 22.4% for the three months ended September 30, 2017 as compared to the same period last year, which was primarily driven by a $4.8 million, or 23.3% increase in loan interest income. The additional loan interest income was primarily due to the increase in the average balance of loans receivable which was partially offset by a $1.1 million, or 57.6% decrease in the accretion of purchase discounts on acquired loans to $775,000 for the quarter ended September 30, 2017 from $1.8 million for the same quarter in fiscal 2017, as a result of full repayments of several loans with large discounts in the previous fiscal year. This decrease in purchase discount accretion led to a 19 basis point decrease in average loan yields to

4.37% for the quarter ended September 30, 2017 from 4.56% in the corresponding quarter last year. Excluding the effects of the accretion on purchase discounts on acquired loans, loan yields increased eight basis points to 4.24% for the quarter ended September 30, 2017 compared to 4.16% in the same period last year.
Total interest expense increased $1.7 million, or 100.4% for the quarter ended September 30, 2017 compared to the same period last year. This increase was primarily related to average borrowings, consisting of short-term FHLB advances, increasing by $134.2 million to $668.1 million primarily due to funding for loan growth as well as a 76 basis point increase in the average cost of borrowings during the quarter as compared to the same quarter last year. In addition, the TriSummit acquisition and recent deposit marketing initiatives contributed to a $186.9 million increase in the average balance of interest-bearing deposits. The overall average cost of funds increased 24 basis points to 0.55% for the current quarter as compared to the same quarter last year due primarily to the impact of the recent increases in the federal funds rate on our borrowings.
Noninterest income increased $336,000, or 7.9% to $4.6 million for the three months ended September 30, 2017 from $4.2 million for the same period in the previous year, primarily due to a $125,000, or 6.5% increase in service charges on deposit accounts, a $126,000, or 12.9% increase in loan income from the gain on the sale of mortgage loans and various commercial loan-related fees, and a $306,000, or 75.9% increase in other income primarily driven by gains on an investment in a small business investment company.
Noninterest expense for the three months ended September 30, 2017 increased $2.0 million, or 10.2% to $21.1 million compared to $19.1 million for the three months ended September 30, 2016. Salaries and employee benefits increased $1.7 million, or 15.5% primarily as a result of the TriSummit acquisition and a $434,000 increase in stock-based compensation expense primarily driven by the increase in the Company's stock price during the three months ended September 30, 2017 compared to the same period in fiscal 2017. In addition, the TriSummit acquisition led to additional noninterest expenses as shown in the cumulative increase of $775,000, or 9.9% in net occupancy expense, core deposit intangible amortization, and other expenses. These increases in noninterest expense were partially offset by the absence of $307,000 in merger-related expenses, and a $178,000, or 65.2% decrease in real estate owned ("REO") related expenses for the quarter ended September 30, 2017 compared to the same period last year. We continue to actively market our REO properties in an effort to minimize holding costs.
For the three months ended September 30, 2017, the Company's income tax expense was $2.5 million, an increase of $86,000, or 3.5% compared to $2.4 million for the three months ended September 30, 2016, reflecting an increase in taxable income. For the three months ended September 30, 2017 and 2016, the Company incurred a charge of $133,000 and $490,000 related to the decrease in value of our deferred tax assets based on decreases in North Carolina's corporate tax rate. The Company's effective income tax rate for the three months ended September 30, 2017 was 31.1% compared to 38.8% for the three months ended September 30, 2016.

Balance Sheet Review

Total assets were $3.2 billion at September 30, 2017 as well as June 30, 2017. Total liabilities remained constant as well at $2.8 billion at both dates. Deposit growth of $51.9 million, or 2.5% and the cumulative decrease of $47.5 million, or 11.3% in cash and cash equivalents, certificates of deposits in other banks, and securities available for sale during the first quarter of fiscal 2018 were used to fund the $43.3 million, or 1.8% increase in total loans, the $49.9 million, or 33.3% increase in commercial paper, and reduce borrowings by $16.7 million, or 2.4%. The increase in net loans receivable was driven by $43.2 million of organic net loan growth. The increase of $2.2 million in loans held for sale was a result of volume increases from our expanded mortgage operations into newer market areas.

Total deposits increased $51.9 million, or 2.5%, during the quarter to $2.1 billion at September 30, 2017. The increase was primarily due to an increase of $56.1 million in our core deposits (which excludes certificates of deposit) as a result of recent deposit gathering initiatives, which were partially offset by a $4.3 million managed run off in our higher costing certificates of deposit and brokered deposits.

Stockholders' equity at September 30, 2017 increased $7.8 million, or 2.0% to $405.5 million from $397.6 million at June 30, 2017. The increase was primarily driven by $5.6 million in net income, $1.2 million representing stock-based compensation, and $680,000 in a cumulative adjustment for the adoption of Accounting Standard Update 2016-09, "Improvements to Employee Share-Based Payment Accounting." As of September 30, 2017, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 11.53%, 11.53%, 12.35%, and 10.05%, respectively.  In addition, the Company exceeded all regulatory capital requirements as of that date.

Asset Quality

The allowance for loan losses was $22.0 million, or 0.92% of total loans, at September 30, 2017 compared to $21.2 million, or 0.90% of total loans, at June 30, 2017. The allowance for loan losses to total gross loans excluding acquired loans was 1.01% at September 30, 2017, compared to 1.03% at June 30, 2017.

There was no provision for losses on loans for the three months ended September 30, 2017 and 2016. Net loan recoveries totaled $846,000 for the three months ended September 30, 2017 compared to net charge-offs of $341,000 for the same period during the prior fiscal year. Net recoveries as a percentage of average loans increased to (0.14)% for the quarter ended September 30, 2017 from net charge-offs of 0.07% for the same period last fiscal year.

Nonperforming assets remained constant at $20.0 million, or 0.62% of total assets, at September 30, 2017 and June 30, 2017, and were $22.7 million, or 0.82% of total assets, a year ago. Nonperforming assets included $14.1 million in nonaccruing loans and $5.9 million in REO at September 30, 2017, compared to $13.7 million and $6.3 million, in nonaccruing loans and REO, respectively, at June 30, 2017. Included in nonperforming loans are $5.2 million of loans restructured from their original terms of which $3.1 million were current at September 30, 2017, with respect to their modified payment terms. At September 30, 2017, $5.6 million, or 40.1% of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $6.5 million acquired from prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans was 0.59% at September 30, 2017 compared to 0.58% at June 30, 2017, and 0.90% at September 30, 2016.

The ratio of classified assets to total assets decreased to 1.50% at September 30, 2017 from 1.57% at June 30, 2017. Classified assets decreased 3.0% to $48.7 million at September 30, 2017 compared to $50.2 million at June 30, 2017 and were $57.1 million at September 30, 2016. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a high quality loan portfolio.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of September 30, 2017, the Company had assets of $3.2 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 42 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisition of TriSummit might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Assets
Cash	$38,162	$41,982	$36,978	$40,105	$32,081
Interest-bearing deposits	40,809	45,003	43,296	5,044	28,482
Cash and cash equivalents	78,971	86,985	80,274	45,149	60,563
Commercial paper	199,774	149,863	169,918	179,939	220,682
Certificates of deposit in other banks	110,454	132,274	138,646	150,147	153,431
Securities available for sale, at fair value	182,053	199,667	211,347	181,049	193,701
Other investments, at cost	38,651	39,355	35,269	32,341	31,509
Loans held for sale	7,793	5,607	4,328	4,998	8,832
Total loans, net of deferred loan fees	2,394,755	2,351,470	2,281,685	1,955,604	1,881,481
Allowance for loan losses	(21,997)	(21,151)	(21,097)	(20,986)	(20,951)
Net loans	2,372,758	2,330,319	2,260,588	1,934,618	1,860,530
Premises and equipment, net	62,614	63,648	64,172	54,496	53,981
Accrued interest receivable	9,340	8,758	8,849	7,792	7,729
Real estate owned ("REO")	5,941	6,318	6,279	5,648	5,715
Deferred income taxes	55,653	57,387	59,661	52,259	52,087
Bank owned life insurance ("BOLI")	86,561	85,981	85,371	81,033	80,444
Goodwill	25,638	25,638	25,638	13,098	12,673
Core deposit intangibles	6,454	7,173	7,931	5,868	6,486
Other assets	7,343	7,560	7,175	25,805	5,746
Total Assets	$3,249,998	$3,206,533	$3,165,446	$2,774,240	$2,754,109
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,100,310	$2,048,451	$2,084,759	$1,786,165	$1,793,528
Borrowings	679,800	696,500	626,000	560,000	536,500
Capital lease obligations	1,931	1,937	1,942	1,947	1,953
Other liabilities	62,458	61,998	61,999	58,352	57,727
Total liabilities	2,844,499	2,808,886	2,774,700	2,406,464	2,389,708
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (1)	190	190	189	180	180
Additional paid in capital	214,827	213,459	211,731	189,169	186,960
Retained earnings	197,907	191,660	186,894	186,620	183,637
Unearned Employee Stock Ownership Plan ("ESOP") shares	(7,803)	(7,935)	(8,067)	(8,199)	(8,332)
Accumulated other comprehensive income (loss)	378	273	(1)	6	1,956
Total stockholders' equity	405,499	397,647	390,746	367,776	364,401
Total Liabilities and Stockholders' Equity	$3,249,998	$3,206,533	$3,165,446	$2,774,240	$2,754,109
_________________________________

(1)
Shares of common stock issued and outstanding at September 30, 2017 was 18,968,675; at June 30, 2017 was 18,967,875; at March 31, 2017 was 18,947,176; at December 31, 2016 was 18,000,750; and at September 30, 2016 was 17,999,150.

Consolidated Statement of Income (Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2017	2017	2016
Interest and Dividend Income
Loans	$25,250	$24,971	$20,480
Securities available for sale	971	997	880
Certificates of deposit and other interest-bearing deposits	1,169	875	1,044
Other investments	506	448	387
Total interest and dividend income	27,896	27,291	22,791
Interest Expense
Deposits	1,346	1,233	1,099
Borrowings	1,969	1,491	555
Total interest expense	3,315	2,724	1,654
Net Interest Income	24,581	24,567	21,137
Provision for Loan Losses	—	—	—
Net Interest Income after Provision for Loan Losses	24,581	24,567	21,137
Noninterest Income
Service charges and fees on deposit accounts	2,039	1,862	1,914
Loan income and fees	1,102	951	976
BOLI income	562	512	562
Gain from sales of securities available for sale	—	22	—
Gain from sale of premises and equipment	164	—	385
Other, net	710	711	404
Total noninterest income	4,577	4,058	4,241
Noninterest Expense
Salaries and employee benefits	12,352	11,725	10,691
Net occupancy expense	2,349	2,583	2,061
Marketing and advertising	453	407	430
Telephone, postage, and supplies	685	818	612
Deposit insurance premiums	414	493	279
Computer services	1,545	1,854	1,427
Loss (gain) on sale and impairment of REO	(146)	12	129
REO expense	241	145	144
Core deposit intangible amortization	719	758	650
Merger-related expenses	—	69	307
Other	2,469	2,795	2,400
Total noninterest expense	21,081	21,659	19,130
Income Before Income Taxes	8,077	6,966	6,248
Income Tax Expense	2,510	2,200	2,424
Net Income	$5,567	$4,766	$3,824

Per Share Data

	Three Months Ended
	September 30,	June 30,	September 30,
	2017	2017	2016
Net income per common share:
Basic	$0.31	$0.26	$0.22
Diluted	$0.30	$0.25	$0.22
Adjusted net income per common share:(1)
Basic	$0.31	$0.26	$0.25
Diluted	$0.30	$0.25	$0.25

Average shares outstanding:
Basic	17,966,994	17,936,511	17,208,682
Diluted	18,616,452	18,568,587	17,451,295
Book value per share at end of period	$21.38	$20.96	$20.25
Tangible book value per share at end of period (1)	$19.81	$19.37	$19.31
Total shares outstanding at end of period	18,968,675	18,967,875	17,999,150
__________________________________________________

(1)	See Non-GAAP reconciliation tables below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended
	September 30,	June 30,	September 30,
	2017	2017	2016
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.70%	0.61%	0.55%
Return on assets - adjusted(4)	0.70	0.61	0.62
Return on equity (ratio of net income to average equity)	5.55	4.83	4.22
Return on equity - adjusted(4)	5.58	4.88	4.74
Tax equivalent yield on earning assets(2)	3.90	3.91	3.70
Rate paid on interest-bearing liabilities	0.54	0.46	0.31
Tax equivalent average interest rate spread (2)	3.36	3.45	3.39
Tax equivalent net interest margin(2) (3)	3.44	3.53	3.44
Tax equivalent net interest margin - adjusted(4)	3.72	3.82	3.97
Average interest-earning assets to average interest-bearing liabilities	120.67	119.99	120.47
Operating expense to average total assets	2.64	2.76	2.77
Efficiency ratio	72.30	75.66	75.38
Efficiency ratio - adjusted (4)	71.36	73.98	73.58
_____________________________

(1)	Ratios are annualized where appropriate.

(2)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(3)	Net interest income divided by average interest earning assets.

(4)	See Non-GAAP reconciliation tables below for adjustments.

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Asset quality ratios:
Nonperforming assets to total assets(1)	0.62%	0.62%	0.63%	0.78%	0.82%
Nonperforming loans to total loans(1)	0.59	0.58	0.61	0.82	0.90
Total classified assets to total assets	1.50	1.57	1.67	1.97	2.07
Allowance for loan losses to nonperforming loans(1)	156.17	154.77	152.74	131.11	123.21
Allowance for loan losses to total loans	0.92	0.90	0.92	1.07	1.11
Allowance for loan losses to total gross loans excluding acquired loans(2)	1.01	1.03	1.10	1.16	1.22
Net charge-offs (recoveries) to average loans (annualized)	(0.14)	(0.01)	(0.02)	(0.01)	0.07
Capital ratios:
Equity to total assets at end of period	12.48%	12.40%	12.34%	13.26%	13.23%
Tangible equity to total tangible assets(2)	11.67	11.57	11.49	12.73	12.70
Average equity to average assets	12.55	12.59	12.36	13.23	13.10
__________________________________________

(1)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At September 30, 2017, there were $5.2 million of restructured loans included in nonaccruing loans and $5.6 million, or 40.1% of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(2)	See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended September 30,
	2017			2016
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,361,522	$25,798	4.37%	$1,848,086	$21,070	4.56%
Deposits in other financial institutions	159,152	536	1.35%	191,716	497	1.04%
Investment securities	189,920	972	2.05%	196,889	880	1.79%
Other interest-earning assets(3)	208,422	1,138	2.18%	290,722	934	1.29%
Total interest-earning assets	2,919,016	28,444	3.90%	2,527,413	23,381	3.70%
Other assets	278,869			237,509
Total assets	$3,197,885			$2,764,922
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	462,928	216	0.19%	403,823	173	0.17%
Money market accounts	605,261	477	0.31%	519,250	347	0.27%
Savings accounts	232,940	78	0.13%	210,179	70	0.13%
Certificate accounts	449,839	575	0.51%	430,791	509	0.47%
Total interest-bearing deposits	1,750,968	1,346	0.31%	1,564,043	1,099	0.28%
Borrowings	668,091	1,969	1.18%	533,889	555	0.42%
Total interest-bearing liabilities	2,419,059	3,315	0.55%	2,097,932	1,654	0.31%
Noninterest-bearing deposits	310,596			241,510
Other liabilities	66,808			63,184
Total liabilities	2,796,463			2,402,626
Stockholders' equity	401,422			362,296
Total liabilities and stockholders' equity	$3,197,885			$2,764,922

Net earning assets	$499,957			$429,481
Average interest-earning assets to
average interest-bearing liabilities	120.67%			120.47%
Tax-equivalent:
Net interest income		$25,129			$21,727
Interest rate spread			3.35%			3.39%
Net interest margin(4)			3.44%			3.44%
Non-tax-equivalent:
Net interest income		$24,581			$21,137
Interest rate spread			3.27%			3.29%
Net interest margin(4)			3.37%			3.35%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest/earned and yield calculation includes the tax equivalent adjustment of $548,000 and $590,000 for the three months ended September 30, 2017 and 2016, respectively, calculated based on a federal tax rate of 34%.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Retail consumer loans:
One-to-four family	$684,956	$684,089	$683,383	$608,118	$613,568
HELOCs - originated	152,979	157,068	160,083	156,615	161,679
HELOCs - purchased	162,518	162,407	160,829	173,511	169,007
Construction and land/lots	54,969	50,136	46,856	42,628	40,100
Indirect auto finance	142,915	140,879	132,959	129,132	122,115
Consumer	8,814	7,900	7,729	5,852	5,348
Total retail consumer loans	1,207,151	1,202,479	1,191,839	1,115,856	1,111,817
Commercial loans:
Commercial real estate	753,857	730,408	706,277	531,321	487,997
Construction and development	209,672	197,966	177,087	129,370	109,507
Commercial and industrial	124,722	120,387	105,299	77,352	70,393
Municipal leases	100,638	101,175	101,776	101,730	101,400
Total commercial loans	1,188,889	1,149,936	1,090,439	839,773	769,297
Total loans	2,396,040	2,352,415	2,282,278	1,955,629	1,881,114
Deferred loan costs (fees), net	(1,285)	(945)	(593)	(25)	367
Total loans, net of deferred loan fees	2,394,755	2,351,470	2,281,685	1,955,604	1,881,481
Allowance for loan losses	(21,997)	(21,151)	(21,097)	(20,986)	(20,951)
Loans, net	$2,372,758	$2,330,319	$2,260,588	$1,934,618	$1,860,530

Deposits

(Dollars in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Core deposits:
Noninterest-bearing accounts	$304,144	$310,172	$301,654	$244,148	$243,723
NOW accounts	464,992	469,377	480,405	413,867	407,109
Money market accounts	642,351	569,607	564,195	520,138	516,396
Savings accounts	230,944	237,149	249,330	210,283	208,992
Total core deposits	1,642,431	1,586,305	1,595,584	1,388,436	1,376,220
Certificates of deposit	457,879	462,146	489,175	397,729	417,308
Total	$2,100,310	$2,048,451	$2,084,759	$1,786,165	$1,793,528

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding merger-related expenses, certain state income tax expense, and gain from the sale of premises and equipment; earnings per share ("EPS"), return on assets ("ROA"), and return on equity ("ROE") excluding merger-related expenses, certain state income tax expense, and gain from the sale of premises and equipment; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to obtain additional FHLB borrowings beginning in November 2014 as part of a plan to increase net interest income. The Company believes that showing the effects of the additional borrowings on net interest income and net interest margins is useful to both management and investors as these measures are commonly used to measure financial institutions performance and against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended
(Dollars in thousands)	September 30,	June 30,	September 30,
	2017	2017	2016
Noninterest expense	$21,081	$21,659	$19,130
Less merger-related expenses	—	69	307
Noninterest expense – as adjusted	$21,081	$21,590	$18,823

Net interest income	$24,581	$24,567	$21,137
Plus noninterest income	4,577	4,058	4,241
Plus tax equivalent adjustment	548	579	590
Less realized gain on securities	—	22	—
Less gain on sale of premises and equipment	164	—	385
Net interest income plus noninterest income – as adjusted	$29,542	$29,182	$25,583
Efficiency ratio	71.36%	73.98%	73.58%
Efficiency ratio (without adjustments)	72.30%	75.66%	75.38%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Total stockholders' equity	$405,499	$397,647	$390,746	$367,776	$364,401
Less: goodwill, core deposit intangibles, net of taxes	29,704	30,157	30,635	16,795	16,759
Tangible book value	$375,795	$367,490	$360,111	$350,981	$347,642
Common shares outstanding	18,968,675	18,967,875	18,947,176	18,000,750	17,999,150
Tangible book value per share	$19.81	$19.37	$19.01	$19.50	$19.31
Book value per share	$21.38	$20.96	$20.62	$20.43	$20.25

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
	(Dollars in thousands)
Tangible equity(1)	$375,795	$367,490	$360,111	$350,981	$347,642
Total assets	3,249,998	3,206,533	3,165,446	2,774,240	2,754,109
Less: goodwill, core deposit intangibles, net of taxes	29,704	30,157	30,635	16,795	16,759
Total tangible assets(2)	$3,220,294	$3,176,376	$3,134,811	$2,757,445	$2,737,350
Tangible equity to tangible assets	11.67%	11.57%	11.49%	12.73%	12.70%
_________________________________________________________________
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended September 30,
	2017			2016
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,919,016	$28,444	3.90%	$2,527,413	$23,381	3.70%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	245,000	967	1.58%	395,000	999	1.01%
Interest-earning assets - adjusted	$2,674,016	$27,477	4.11%	$2,132,413	$22,382	4.20%

Interest-bearing liabilities	$2,419,059	$3,315	0.55%	$2,097,932	$1,654	0.31%
Less: Additional FHLB borrowings	245,000	722	1.18%	395,000	410	0.42%
Interest-bearing liabilities - adjusted	$2,174,059	$2,593	0.48%	$1,702,932	$1,244	0.29%

Tax equivalent net interest income and net interest margin		$25,129	3.44%		$21,727	3.44%
Tax equivalent net interest income and net interest margin - adjusted		24,884	3.72%		21,138	3.97%
Difference		$245	(0.28)%		$589	(0.53)%
_________________________________________________________________________________

(1)
Proceeds from the additional borrowings were invested in various interest-earning assets, including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposit in other banks, and commercial paper.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude merger-related expenses, state tax expense rate change, and gain from sale of premises and equipment:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2017	2017	2016
Merger-related expenses	$—	$69	$307
State tax expense adjustment (1)	133	—	490
Gain from sale of premises and equipment	(164)	—	(385)
Total adjustments	(31)	69	412
Tax effect (2)	59	(26)	58
Total adjustments, net of tax	28	43	470

Net income (GAAP)	5,567	4,766	3,824

Net income (non-GAAP)	$5,595	$4,809	$4,294

Per Share Data
Average shares outstanding - basic	17,966,994	17,936,511	17,208,682
Average shares outstanding - diluted	18,616,452	18,568,587	17,451,295

Basic EPS
EPS (GAAP)	$0.31	$0.26	$0.22
Non-GAAP adjustment	—	—	0.03
EPS (non-GAAP)	$0.31	$0.26	$0.25

Diluted EPS
EPS (GAAP)	$0.30	$0.25	$0.22
Non-GAAP adjustment	—	—	0.03
EPS (non-GAAP)	$0.30	$0.25	$0.25

Average Balances
Average assets	$3,197,885	$3,133,998	$2,764,922
Average equity	401,422	394,527	362,296

ROA
ROA (GAAP)	0.70%	0.61%	0.55%
Non-GAAP adjustment	—%	—%	0.07%
ROA (non-GAAP)	0.70%	0.61%	0.62%

ROE
ROE (GAAP)	5.55%	4.83%	4.22%
Non-GAAP adjustment	0.03%	0.05%	0.52%
ROE (non-GAAP)	5.58%	4.88%	4.74%
________________________________________________________________________

(1)	State tax adjustment is a result of a decrease in value of our deferred tax assets stemming from recent decreases in North Carolina's corporate tax rate.
(2)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Total gross loans receivable (GAAP)	$2,396,040	$2,352,415	$2,282,278	$1,955,629	$1,881,481
Less: acquired loans	338,933	374,538	403,971	169,234	192,745
Adjusted loans (non-GAAP)	$2,057,107	$1,977,877	$1,878,307	$1,786,395	$1,688,736

Allowance for loan losses (GAAP)	$21,997	$21,151	$21,097	$20,986	$20,951
Less: allowance for loan losses on acquired loans	1,197	727	474	336	356
Adjusted allowance for loan losses	$20,800	$20,424	$20,623	$20,650	$20,595
Adjusted allowance for loan losses / Adjusted loans (non-GAAP)	1.01%	1.03%	1.10%	1.16%	1.22%